Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our reports dated May 11, 2015 relating to the consolidated financial statements of Ocwen Financial Corporation (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding certain challenges and uncertainties that could have significant adverse effects on its business), and the effectiveness of the Company's internal control over financial reporting as of December 31, 2014 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

October 30, 2015